Exhibit 99.1

21ST CENTURY FOX

For Immediate Release

Contacts:
Reed Nolte
212-852-7092
rnolte@21cf.com

Nathaniel Brown
212-852-7746
nbrown@21cf.com

21st Century Fox Subsidiary Prices Issue of $1 Billion of New Debt

______________________

NEW YORK, NY, September 25, 2013 - Twenty-First Century Fox, Inc. (the "Company") today announced that its wholly-owned subsidiary has priced $300 million of 4.00% Senior Notes due 2023 and $700 million of 5.40% Senior Notes due 2043 (together, the "Notes"). The Notes will be guaranteed by the Company. The closing of the offering is expected to occur on September 30, 2013, subject to satisfaction of customary closing conditions. The Company will receive gross proceeds of $994,376,000 from this offering and expects to use the net proceeds for general corporate purposes.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About 21st Century Fox

21st Century Fox is the world's premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, Fox Pan American Sports, MundoFox, STAR and 28 local television stations; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.